Exhibit 99.1

NEWS RELEASE

Date:	May 29, 2008
FOR IMMEDIATE RELEASE

Contact:	Dave Mossberg
Beacon Street Group
817-310-0051

XETA Technologies Reports Second Quarter FY08 Financial Results

•                  Q208 Revenue: $20.8 million (increase of 25% year over year)

•                  Q208 EPS: $0.04 vs. Q207 EPS $0.02

•                  1H08 Revenue: $38.8 million (increase of 18% year over year)

•                  1H08 EPS: $0.07 vs. 1H07 EPS of $0.04

Broken Arrow, OK - XETA Technologies (NASDAQ:XETA) today reported second quarter earnings of $371,000, or $0.04 per diluted share, on revenue of $20.8 million for the second fiscal quarter ended April 30, 2008. This compares to earnings of $208,000, or $0.02 per diluted share, on revenue of $16.7 million for the second fiscal quarter ended April 30, 2007.

For the six months ended April 30, 2008, the Company reported earnings of $760,000, or $0.07 per diluted share, on revenue of $38.8 million compared to net income of $378,000 or $0.04 per share diluted on revenue of $32.7 million for the same period ended April 30, 2007.

Second quarter 2008 systems sales increased 32 percent to $10.3 million versus $7.8 million recorded in the second quarter of 2007. “Commercial systems sales were strongly aided by increased shipments of orders received from the Miami-Dade County Public Schools Systems (“MDCPS”), which we announced during first quarter,” said Greg Forrest, XETA’s Chief Executive Officer.  This project, the largest in our Company’s history, has gone very well to date and the customer has given us high marks for meeting their aggressive shipment and installation schedule.  Installations of systems at MDCPS are continuing at an aggressive pace early in our third quarter and will then flow with the district’s school calendar until the project is complete in our fourth fiscal quarter.”

During the second quarter of 2008, services revenue increased 15 percent to $10.1 million from $8.8 million posted during the second quarter of 2007.  Compared to second quarter of FY07, all three of the Company’s service revenue categories increased: recurring service revenue increased 11 percent to $7.0 million, implementation service revenue increased 32 percent to $2.3 million, and cabling service revenue increased 9 percent to $0.8 million.

During the second quarter of 2008, gross margin was 24.9 percent of sales versus 25.2 percent during the second quarter of 2007 as increased equipment revenue margin was offset by decreased margin on services revenue.  Contractually required investments in local presence to support the implementation of the MDCPS purchase orders and customer-driven compaction of the MDCPS installation schedule combined to negatively impact service margin during the second quarter.  In addition, service margin was affected by investments made to support continued growth of the wholesale managed services business, the pace of which was slower than anticipated.  The Company also experienced a decrease in time and materials service revenue during the second quarter, which impacted service margin with lower fixed cost absorption.

Commenting on the outlook for the remainder of fiscal 2008, Mr. Forrest said, “While our strategies are clearly enabling us to outpace growth in the communications equipment market, we saw evidence during the second quarter that the uncertain economy is affecting our customers’ buying decisions.  In addition to slower than anticipated growth of our services business, equipment order rates, excluding MDCPS, were off plan during the second quarter.  As such, the Company’s existing infrastructure is larger than needed to meet current market demand and we are taking actions to bring our expense structure more in line with current market conditions.”

“We remain confident that we have the right strategies in place to grow the top line in excess of 15 percent per year and make incremental improvements to our profitability,” continued Mr. Forrest.  The Company expects fiscal 2008 earnings per diluted share to be in the range of $0.17 to $0.21.  Third quarter earnings per diluted share are expected to be in the range of $0.04 to $0.06.  The Company expects revenue growth in the second half of the year to exceed 15 percent.

The Company will host a conference call and webcast to discuss these results at 4:00 p.m. Central Time on Thursday, May 29, 2008.  Interested parties may access the conference call via telephone by dialing 877-407-8033. The call is being webcast and can be accessed at XETA’s website www.xeta.com under the investor relations portion of the website. A replay of the webcast will be archived on the Company’s website for 60 days.

Condensed Consolidated Statements of Income

		Three Months Ended		Six Months Ended
		April 30,		April 30,
		2008	2007	2008	2007

Sales	Services	$10,134	$8,793	$19,860	$17,568
	Systems	10,272	7,762	17,986	14,789
	Other	406	134	916	382
	Total	20,812	16,689	38,762	32,739

Cost of Sales	Services	7,600	6,116	14,731	12,465
	Systems	7,542	5,927	13,328	11,235
	Other	484	447	926	889
	Total	15,626	12,490	28,985	24,589

Gross Profit		5,186	4,199	9,777	8,150

Gross Profit Margin		25%	25%	25%	25%

Operating Expense
Selling, General and Administrative		4,263	3,713	7,926	7,241
Amortization		255	147	457	287
Total Operating Expenses		4,518	3,860	8,383	7,528

Income from Operations		668	339	1,394	622

Interest Expense		(69)	—	(171)	(10)
Interest and Other Income		10	9	27	26
Total Interest and Other Expense		(59)	9	(144)	16

Income Before Provision for Income Taxes		609	348	1,250	638
Provision for Income Taxes		238	140	489	260
Net Income after Tax		$371	$208	$761	$378

Basic Earnings Per Share		$0.04	$0.02	$0.07	$0.04
Diluted Earnings Per Share		$0.04	$0.02	$0.07	$0.04
Wt. Avg. Common Shares Outstanding		10,254	10,215	10,231	10,215
Wt. Avg. Common Equivalent Shares		10,263	10,215	10,246	10,215

(The information is unaudited and is presented in thousands except percentages and per-share data.)

Consolidated Balance Sheet Highlights

			April 30, 2008	October 31, 2007
Assets	Current	Cash	$125	$403
		Receivables (net)	19,258	16,236
		Inventories (net)	4,872	4,297
		Other	2,093	1,944
		Subtotal	26,348	22,880

	Non-Current	PPE (net)	10,590	10,611
		Goodwill & Intangibles	26,580	26,469
		Other	140	136
		Subtotal	37,310	37,216
	Total Assets		$63,658	$60,096

Liabilities	Current	Revolving Line of Credit	$4,587	$2,759
		Accounts Payable	7,250	5,670
		Accrued Liabilities	2,441	3,565
		Unearned Revenue	2,547	2,212
		Notes Payable	171	171
		Subtotal	16,996	14,377

	Non-Current	Long Term Debt	1,269	1,355
		Noncurrent Deferred Tax Liability	4,776	4,632
		Other	207	293
		Subtotal	6,252	6,280

	Total Liabilities		23,248	20,657

Equity			40,410	39,439

(The information is unaudited and is presented in thousands.)

	Quarter Ending		Six Months Ending
	April 30,		April 30,
Reconciliation of EBITDA to Net Income	2008	2007	2008	2007

Net Income (Loss)	$371	$208	$761	$378
Interest	69	—	171	10
Provision (Benefit) for Income Taxes	238	140	489	260
Depreciation	171	130	339	254
Amortization	255	147	457	287
EBITDA(1)	$1,104	$625	$2,217	$1,189

(The information is presented in thousands.)

(1)The Company uses EBITDA (earnings before net interest, income taxes, depreciation and amortization) as part of its overall assessment and comparison of financial performance between accounting periods.  XETA believes that EBITDA is often used by the financial community as a method of measuring the Company’s performance and of evaluating the market value of companies considered to be in similar businesses.  EBITDA is a non-GAAP financial measure and should not be considered an alternative to net income or cash provided by operating activities, as defined by accounting principles generally accepted in the United States (“GAAP”).A reconciliation of EBITDA to net income is provided above.

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About XETA Technologies

XETA is a leading provider of communication technologies with a comprehensive array of products and services available from industry leaders. The Company has earned and continues to maintain the industry’s most prestigious certifications as an Avaya Platinum Business Partner, Nortel Elite Advantage Partner, and Mitel premiumPARTNER. Being able to provide solutions and service for these leading vendors is a unique value proposition for Fortune 1000 customers with multiple locations and complex networks. With a 25 year operating history and over 16,000 customers from coast to coast, XETA has maintained a commitment to extraordinary customer service. The Company’s in-house 24/7/365 call center, combined with a nationwide service footprint offers customers comprehensive equipment service programs that ensure network reliability and maximized network up-time. More information about XETA (Nasdaq: XETA) is available at www.xeta.com. Click on the following link to join our e-mail alert list: http://www.b2i.us/irpass.asp?BzID=1585&to=ea&s=0.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements concerning systems order rates and sales, profitability, earnings, expectations and managing expense structure. These and other forward-looking statements (generally identified by such words as “expects,” “plans,” “believes,” “likely,” “anticipates” and similar words or expressions) reflect management’s current expectations, assumptions, and beliefs based upon information currently available to management. Investors are cautioned that all forward-looking statements are subject to certain risks and uncertainties which are difficult to predict and that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to: the weakening economy and its impact on capital spending trends in the Company’s markets; the Company’s ability to maintain and improve upon current gross profit margins; delays in installation schedule or other adverse events impacting expected revenue and gross profits from the Miami-Dade County Public School system orders; the success of the Mitel product and services offering; the Company’s ability to acquire and retain the technical competencies needed to implement new advanced communications technologies; intense competition and industry consolidation; dependence upon a single customer for the recent growth in the Company’s Managed Services offering; and the availability and retention of revenue professionals and certified technicians.  Additional factors that could affect actual results are described in Item 1.A entitled “Risk Factors” contained in Part I of the Company’s Form 10-K for its fiscal year ended October 31, 2007.